EXHIBIT 14

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/5/25 to 12/15/25, the date of the event which required filing of this Schedule 13D/A. Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
11/4/2025	Buy	20,070	44.49
11/5/2025	Buy	928	44.68
11/10/2025	Buy	3,994	48.35
11/11/2025	Buy	10,286	47.64
11/12/2025	Buy	2,550	49.43
11/17/2025	Buy	18,124	47.35
11/18/2025	Buy	2,268	47.20
11/19/2025	Buy	10,094	48.16
11/20/2025	Buy	27,496	47.41
11/21/2025	Buy	9,784	46.94
11/25/2025	Buy	7,283	48.75
11/28/2025	Sell	11,759**	0
12/1/2025	Buy	9,560	53.46
12/2/2025	Buy	8,078	52.82
12/3/2025	Buy	9,576	53.37
12/4/2025	Buy	15,408	52.87
12/5/2025	Buy	8,002	53.22
12/8/2025	Buy	7,542	52.40
12/10/2025	Buy	10,397	54.09
12/12/2025	Buy	13,696	57.85
12/15/2025	Buy	7,866	58.10

 **Pro-rata distribution in-kind for no consideration.